Exhibit 10.21

                                GUARANTOR CONSENT


                                December 18, 2000



First Union National Bank, as Administrative Agent
1339 Chestnut Street, 3rd Floor
Philadelphia, Pennsylvania  19107
Attention: Joseph DiFrancesco

Re: First Amendment, dated as of December 18, 2000 (the "FIRST AMENDMENT"), among Everest Reinsurance Holdings, Inc., as Borrower, First Union National Bank, as Administrative Agent, and the Lenders party thereto, which amends the Credit Agreement, dated as of December 21, 1999 (the "CREDIT AGREEMENT"), among the Borrower, and the Lenders party thereto.

Ladies and Gentlemen:

         The undersigned, as a Guarantor, has executed the Parent Guaranty as of February 24, 2000, for the benefit of the Administrative Agent and the Lenders, and for the benefit of the Borrower, guaranteeing the Guaranteed Obligations (as defined in the Guaranty) and undertaking the Total Obligations (as defined in the Guaranty). Capitalized terms not defined herein shall have the meanings given to such terms in the Credit Agreement.

         The Guarantor hereby acknowledges that it has requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement so as to temporarily increase the Commitments in the aggregate principal amount up to $235,000,000, and make other changes to the Credit Agreement, all as set forth in the First Amendment. The agreement of the Guarantor made herein is to induce the Administrative Agent and the Lenders to enter into the First Amendment, and the Guarantor acknowledges that the Lender would not enter into the First Amendment in the absence of the agreement of the Guarantor contained herein.

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The Guarantor hereby agrees as follows:

(i) the Guarantor approves of and consents to the terms and conditions of the First Amendment, as an amendment to the Credit Agreement;

(ii) the Guarantor agrees that its obligations under the Guaranty and the other Credit Documents, as the case may be, shall (A) remain in full force and effect, (B) not be diminished as a result of the execution of the First Amendment, and (C) include any and all additional Guaranteed Obligations (as defined in the Guaranty) incurred under, or as a result of, this First Amendment;

(iii) the Guarantor waives any defense to its guaranty liability occasioned by the First Amendment (including without limitation the increase of the Commitments as contemplated thereby); and

(iv) the Guarantor confirms that its obligations under the Guaranty, and the other Credit Documents, as the case may be, include, without limitation, a guarantee of the payment of the Guaranteed Obligations (as defined in the Guaranty and as increased as a result of the First Amendment) and responsibility for the Total Obligations (as defined in the Guaranty and as increased as a result of the First Amendment).

         This Agreement shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York. The agreements contained herein shall be effective as of the effective date of the First Amendment.

                                            Very truly yours,


                                            EVEREST RE GROUP, LTD.

                                            By: /S/ STEPHEN L. LIMAURO
                                                    ----------------------------
                                            Name:   Stephen L. Limauro
                                            Title:  Executive Vice President and
                                                    Chief Financial Officer